U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K


/X/ CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported) May 21, 1996

                      REAL GOODS TRADING CORPORATION
  (Exact name of Registrant as specified in its Charter)

  California                     0-22524         68-0227324
  (State or other Jurisdiction   (Commission     (IRS Employer
  of Incorporation)              File Number)    ID Number)

  555 Leslie Street   Ukiah, California          95482
  (Address of principal executive offices)       (Zip Code)

  Registrant's Telephone Number                  (707) 468-9292






Item 5.  Other Events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     REAL GOODS TRADING CORPORATION

                     (Registrant)

Date:  5/31/96       By Donna Montag
Title:               Controller








Press Release
For Immediate Release
For More Information: Helen Sizemore; 707.468.9292


Real Goods Elects Three New Board Members

Real Goods Trading Corporation president John Schaeffer announced that three new members have been elected to its board of directors and were officially installed at its meeting on May 21.

Barry Reder, the company's attorney, a partner in the prestigious San Francisco law firm of Coblentz, Cahen, McCabe, and Breyer was the first director announced.
Reder, 51, represented Real Goods since 1990 and has much experience with securities issues, mergers and acquisitions, mail order, and retail businesses. The other two board members announced were John Lenser and Linda
Francis.

Lenser, 51, is currently an independent catalog consultant, who founded the San Francisco Music Box Company and grew it to over 50 retail stores in less than two years. More recently Lenser served as president and CEO of both the Hearthsong and David Kay mail order catalogs, where his area of expertise was in merchandising and creative product development. Linda Francis, is an organizational consultant who has worked with Real Goods extensively to fine tune its organization and corporate structure and who has extensive experience in open book management and employee motivational programs.

The three new board members bring the Real Goods board to six adding to the existing members: John Schaeffer, president and CEO of the company; Jim Robello, former company CFO; and Stephen Morris, marketing consultant, publisher and former Real Goods COO.

Board chairman John Schaeffer stated "I am extremely pleased with the make up of our new board. We now have expertise in all areas of mail order, strategic development, retail, merchandising, and finance. I expect that this board will help immensely as the company prospers and grows." The first meeting of the new board of directors was held May 21 at the company's recently opened Solar Living Center in Hopland, California.

Real Goods Trading Corporation sells a broad range of energy and conservation products through its catalogs and retail store (call 800.762.7325 for a free catalog). The Company believes that it is the largest retailer of these products in the world. The corporation's common stock is publicly traded on the Pacific Stock Exchange under the symbol "RGT.P."